Exhibit 99.1

Media	Investors
Janis Allen	Isaac Garden
(805) 330-4899	(818) 224-7028

PennyMac Mortgage Investment Trust Reports

Second Quarter 2020 Results

Westlake Village, CA, August 6, 2020 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income attributable to common shareholders of $458.4 million, or $4.51 per common share on a diluted basis for the second quarter of 2020, on net investment income of $558.3 million. PMT previously announced a cash dividend for the second quarter of 2020 of $0.40 per common share of beneficial interest, which was declared on June 19, 2020 and paid on July 30, 2020 to common shareholders of record as of July 15, 2020.

Second Quarter 2020 Highlights

Financial results:

•	Net income attributable to common shareholders of $458.4 million, up from a net loss attributable to common shareholders of $600.9 million in the prior quarter
o

Driven by record Correspondent Production segment results and partial recovery in the fair value of government-sponsored enterprised (GSE) credit risk transfer (CRT) investments from depressed levels at March 31, 2020 as a result of market dislocations related to COVID-19

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Partially offset by fair value losses on mortgage servicing rights (MSR) as a result of higher than anticipated prepayments during the quarter and expectations for higher prepayments in the future driven by lower rates, and losses on interest rate hedges driven by elevated hedge costs and fair value losses on options used to hedge MSRs as volatility decreased by June 30, 2020

•	Book value per common share of $19.39 at June 30, 2020, up from $15.16 at March 31, 2020

Other investment and financing highlights:

•	Investment activity driven by elevated correspondent production volumes
o	Conventional correspondent loan production totaled $18.9 billion in unpaid principal balance (UPB), up 17 percent from the prior quarter and up 76 percent from the second quarter of 2019
o	Added $203 million of new MSR investments
o	CRT deliveries totaled $1.8 billion in UPB resulting in a firm commitment to purchase $48 million of new CRT securities
•	Repurchased approximately 566,000 common shares of PMT at a weighted average price of $13.36, or a total cost of $7.6 million

“PMT delivered record earnings in the second quarter, rebounding from the significant first quarter loss, which drove a substantial recovery in book value from the prior quarter,” said President and CEO David Spector. “As a result of our manager’s commitment to risk management and operational discipline, PMT not only protected the value of its assets in a volatile year-to-date period, but was able to continually acquire, fund and settle loans throughout the crisis as others retreated. This led to record profitability in the Correspondent Production segment. Additionally, PMT’s CRT investments recorded substantial fair value gains as they benefited from the significant recovery in the value of risk assets and elevated prepayments throughout the quarter.  At the same time, our manager and service provider, PFSI, continues to closely work with borrowers affected by the pandemic to help them successfully refinance or modify their loans to emerge from forbearance plans. Looking ahead, we project book value growth as we expect the earnings potential of PMT’s investment strategies to exceed the current dividend level.”

The following table presents the contributions of PMT’s segments, consisting of Credit Sensitive Strategies, Interest Rate Sensitive Strategies, Correspondent Production, and Corporate:

	Quarter ended June 30, 2020
	Credit sensitive stratgies	Interest rate sensitive strategies	Correspondent production	Corporate Activities	Consolidated
			(in thousands)
Net investment income:
Net gain on investments:
CRT investments	$488,198	$-	$-	$-	$488,198
Loans at fair value	(121)	-	-	-	(121)
Loans held by variable interest entity net of asset-backed secured financing	-	633	-	-	633
Mortgage-backed securities	(2,564)	19,628	-	-	17,064
Hedging derivatives	(13,245)	(3,494)	-	-	(16,739)
Excess servicing spread investments	-	(101)	-	-	(101)
	472,268	16,666	-	-	488,934
Net loan servicing fees	-	(102,660)	-	-	(102,660)
Net gain on loans acquired for sale	(7,573)	-	169,787	-	162,214
Net interest income (expense):
Interest income	1,133	23,585	15,957	137	40,812
Interest expense	8,796	38,093	13,502	657	61,048
	(7,663)	(14,508)	2,455	(520)	(20,236)
Other income	3,014	-	25,318	1,737	30,069
	460,046	(100,502)	197,560	1,217	558,321
Expenses:
Loan fulfillment and servicing fees payable to PennyMac Financial Services, Inc.	240	15,294	52,814	-	68,348
Management fees payable to PennyMac Financial Services, Inc.	-	-	-	8,288	8,288
Other	1,014	1,691	5,168	5,749	13,622
	$1,254	$16,985	$57,982	$14,037	$90,258
Pretax income (loss)	$458,792	$(117,487)	$139,578	$(12,820)	$468,063

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment primarily includes results from CRT, and also includes distressed loans and non-Agency subordinated bonds.  Pretax income for the segment was $458.8 million on net investment income of $460.0 million, versus pretax loss of $960.5 million on a net investment loss of $959.3 million in the prior quarter.

Net gain on investments in the segment was $472.3 million, versus a net loss on investments of $919.1 million in the prior quarter.

Net gain on CRT investments for the quarter was $488.2 million, versus a net loss of $979.8 million in the prior quarter, and included $410.7 million in valuation-related gains reflecting a decrease in market discount rates and improvement in market credit outlook since the end of the prior quarter.  Net gain on CRT investments also included $63.8 million in realized gains and carry, up from $55.9 million in the prior quarter.  Recognized losses were $2.7 million, as the expected increases in realized losses due to impacts related to COVID-19 have yet to materialize.

In alignment with the Agencies’ wind down of front-end lender risk share transactions, CRT deliveries totaled $1.8 billion in UPB for the second quarter.

The Credit Sensitive Strategies segment also recorded a net loss on loans acquired for sale of $7.6 million versus $32.3 million in the prior quarter.  These amounts represent the recognition of the fair value of the firm commitment to acquire CRT securities for deliveries during the second quarter.

Net interest expense for the segment totaled $7.7 million, down from $8.0 million in the prior quarter.  Interest income totaled $1.1 million, down from $6.6 million in the prior quarter and interest expense totaled $8.8 million, down from $14.6 million in the prior quarter, driven primarily by lower short-term interest rates.

Segment expenses were $1.3 million, up slightly from the prior quarter.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, excess servicing spread (ESS), Agency mortgage-backed securities (MBS), non-Agency senior MBS and interest rate hedges.  Pretax loss for the segment was $117.5 million on net investment loss of $100.5 million, compared to pretax income of $324.8 million on revenues of $340.2 million in the prior quarter.  The segment includes investments that typically have offsetting fair value exposures to changes in interest rates.  For example, in a period with decreasing interest rates, MSRs and ESS typically decrease in fair value whereas Agency MBS typically increase in fair value.

The results in the Interest Rate Sensitive Strategies segment consist of net gains and losses on investments, net interest income and net loan servicing fees, as well as associated expenses.

Net gain on investments for the segment was $16.7 million, and consisted of $19.6 million of gains on MBS and $0.6 million of gains on loans held by a variable interest entity net of asset-backed secured financing, partially offset by $3.5 million of losses in the fair value of hedging derivatives, and $0.1 million of losses in the fair value of ESS investments.

Net loan servicing fees resulted in a loss of $102.7 million, compared to gains of $244.6 million in the prior quarter.  Net loan servicing fees included servicing fees of $101.8 million, up 8 percent from the prior quarter primarily driven by a larger portfolio, and $11.9 million in other fees, reduced by $59.2 million in realization of MSR cash flows.  Net loan servicing fees also included $111.6 million in fair value losses of MSRs, $50.7 million in related hedging losses, and $5.1 million of MSR recapture income.  PMT’s hedging activities are intended to manage the Company’s net exposure across all interest rate sensitive strategies, which include MSRs, ESS and MBS.

The following schedule details net loan servicing fees:

	Quarter ended
	June 30, 2020	March 31, 2020	June 30, 2019
	(in thousands)
From non-affiliates:
Servicing fees(1)	$101,823	$94,469	$66,919
Other fees	11,887	7,191	6,408
Effect of MSRs:
Carried at fair value—change in fair value
Realization of cashflows	(59,199)	(63,955)	(46,580)
Other	(111,649)	(563,246)	(136,887)
	(170,848)	(627,201)	(183,467)
Loss on sale	-	-	-
Gain on sale	-	-	-
Gains (losses) on hedging derivatives	(50,650)	767,186	55,536
	(221,498)	139,985	(127,931)
	(107,788)	241,645	(54,604)
From PFSI—MSR recapture income	5,128	2,927	1,015
Net loan servicing fees	$(102,660)	$244,572	$(53,589)

(1) Includes contractually specified servicing fees

MSR and ESS valuation losses were primarily driven by expectations for increased prepayment activity in the future related to lower interest rates and higher-than-modeled actual prepayments during the quarter.  PMT benefited from higher recapture income from PFSI for elevated prepayments during the quarter.  PMT generally benefits from recapture income when the prepayment of a loan underlying PMT’s MSR or ESS results from refinancing by PFSI.

Net interest expense for the segment was $14.5 million, compared to net interest expense of $8.4 million in the prior quarter.  Interest income totaled $23.6 million, down from $33.2 million in the prior quarter, primarily driven by decreased income from custodial deposits due to lower earnings rates.  Interest expense totaled $38.1 million, down from $41.6 million in the prior quarter, primarily driven by reduced financing expenses related to a smaller MBS portfolio.

Segment expenses were $17.0 million, up 10 percent from the prior quarter.

Correspondent Production Segment

PMT acquires newly originated loans from correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and additions to its investments in MSRs and CRT related to a portion of its production.  PMT’s Correspondent Production segment generated record pretax income of $139.6 million, up from $65.3 million in the prior quarter.

Through its correspondent production activities, PMT acquired $29.9 billion in UPB of loans originated by nonaffiliates, up slightly from the prior quarter and up 40 percent from the second quarter of 2019.  Of total correspondent acquisitions, conventional conforming and jumbo acquisitions from nonaffiliates totaled $18.9 billion, and government-insured or guaranteed acquisitions totaled $11.0 billion, compared to $16.2 billion and $13.6 billion, respectively, in the prior quarter.  Interest rate lock commitments on conventional loans were a record $24.8 billion, up from $19.1 billion in the prior quarter and $12.6 billion in the second quarter of 2019.

Segment revenues were $197.6 million, a 76 percent increase from the prior quarter and included net gain on loans acquired for sale of $169.8 million, other income of $25.3 million, which primarily consists of volume-based origination fees, and net interest income of $2.5 million.  Net gain on loans acquired for sale in the quarter increased by $88.7 million from the prior quarter, driven by higher conventional correspondent margins early in the second quarter, which have returned to normalized levels faster than originally anticipated.  Interest income was $16.0 million, down from $31.4 million in the prior quarter and interest expense was $13.5 million, down from $24.3 million in the prior quarter driven by lower short-term interest rates.

Segment expenses were $58.0 million, up from $46.9 million in the prior quarter driven by the increase in production volumes and an increase in the weighted average fulfillment fee during the quarter. The weighted average fulfillment fee rate in the second quarter was 28 basis points, up from 26 basis points in the prior quarter.

Corporate Segment

The Corporate segment includes interest income from cash and short-term investments, management fees, and corporate expenses.

Segment net investment income was $1.2 million, up from $0.4 million in the prior quarter.

Management fees were $8.3 million, down 8 percent from the prior quarter primarily driven by the decrease in average shareholders’ equity versus the prior quarter.

Other segment expenses were $5.7 million, up from $5.4 million in the prior quarter.

Taxes

PMT recorded income tax expense of $3.4 million down from $10.2 million in the prior quarter.

***

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning at 1:30 p.m. (Pacific Time) on Thursday, August 6, 2020.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI).  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: our exposure to risks of loss and disruptions in operations resulting from adverse weather conditions, civil unrest, man-made or natural disasters, climate change and pandemics such as COVID-19; the impact to our CRT agreements of increased borrower requests for forbearance under the CARES Act; changes in the Company’s investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject it to additional risks; volatility in the Company’s industry, the debt or equity markets, the general economy or the real estate finance and real estate markets specifically, whether the result of market events or otherwise; events or circumstances which undermine confidence in the financial and housing markets or otherwise have a broad impact on financial and housing markets, such as the sudden instability or collapse of large depository institutions or other significant corporations, terrorist attacks, natural or manmade disasters, or threatened or actual armed conflicts; changes in general business, economic, market, employment and domestic and international political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy the Company’s investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and the Company’s success in doing so; the  concentration of credit risks to which the Company is exposed; the degree and nature of the Company’s competition; the Company’s dependence on its manager and servicer, potential conflicts of interest with such entities and their affiliates, and the performance of such entities; changes in personnel and lack of availability of qualified personnel at its manager, servicer or their affiliates; the availability, terms and deployment of short-term and long-term capital; the adequacy of the Company’s cash reserves and working capital; the Company’s ability to maintain the desired relationship between its financing and the interest rates and maturities of its assets; the timing and amount of cash flows, if any, from the Company’s investments; unanticipated increases or volatility in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; the ability of the Company’s servicer, which also provides the Company with fulfillment services, to approve and monitor correspondent sellers and underwrite loans to investor standards; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of the Company’s customers and counterparties; the Company’s indemnification and repurchase obligations in connection with mortgage loans it purchases and later sells or securitizes; the quality and enforceability of the collateral documentation evidencing the Company’s ownership and rights in the assets in which it invests; increased rates of delinquency, default and/or decreased recovery rates on the Company’s investments; the performance of mortgage loans underlying mortgage-backed securities in which the Company retains credit risk; the Company’s ability to foreclose on its investments in a timely manner or at all; increased prepayments of the mortgages and other loans underlying the Company’s mortgage-backed securities or relating to the Company’s mortgage servicing rights, excess servicing spread and other investments; the degree to which the Company’s hedging strategies may or may not protect it from interest rate volatility; the effect of the accuracy of or changes in the estimates the Company makes about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon the Company’s financial condition and results of operations; the Company’s ability to maintain appropriate internal control over financial reporting; technologies for loans and the Company’s ability to mitigate security risks and cyber intrusions; the Company’s ability to obtain and/or maintain licenses and other approvals in those jurisdictions where required to conduct its business; the Company’s ability to detect misconduct and fraud; the Company’s ability to comply with various federal, state and local laws and regulations that govern its business; developments in the secondary markets for the Company’s mortgage loan products; legislative and regulatory changes that impact the mortgage loan industry or housing market; changes in regulations or the occurrence of other events that impact the business, operations or prospects of government agencies such as the Government National Mortgage Association, the Federal Housing Administration or the Veterans Administration, the U.S. Department of Agriculture, or government-sponsored entities such as the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation, or such changes that increase the cost of doing business with such entities; the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations and regulatory agencies, and any other legislative and regulatory changes that impact the business, operations or governance of mortgage lenders and/or publicly-traded companies; the Consumer Financial Protection Bureau and its issued and future rules and the enforcement thereof; changes in government support of homeownership; changes in government or government-sponsored home affordability programs; limitations imposed on the Company’s business and its ability to satisfy complex rules for it to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of the Company’s subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes, as applicable, and the Company’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed by these rules; changes in governmental regulations, accounting treatment, tax rates and similar matters (including changes to laws governing the taxation of REITs, or the exclusions from registration as an investment company); the Company’s ability to make distributions to its shareholders in the future; the Company’s failure to deal appropriately with issues that may give rise to reputational risk; and the Company’s organizational structure and certain requirements in its charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2020	March 31, 2020	June 30, 2019
	(in thousands except share amounts)
ASSETS
Cash	$346,007	$1,099,380	$77,676
Short-term investments	273,592	137,960	76,731
Mortgage-backed securities at fair value	2,612,986	3,947,420	2,600,357
Loans acquired for sale at fair value	2,179,962	2,856,042	2,477,267
Loans at fair value	230,660	251,423	358,570
Excess servicing spread received from PennyMac Financial Services, Inc.	151,206	157,109	194,156
Derivative and credit risk transfer strip assets	114,346	173,310	258,782
Firm commitment to purchase credit risk transfer securities at fair value	-	-	15,581
Real estate acquired in settlement of loans	43,559	50,838	97,808
Deposits securing credit risk transfer arrangements	1,666,449	1,855,936	2,060,612
Mortgage servicing rights	1,189,605	1,157,326	1,126,427
Servicing advances	38,254	39,030	35,143
Due from PennyMac Financial Services, Inc.	3,458	3,512	1,485
Other	233,635	189,202	85,194
Total assets	$9,083,719	$11,918,488	$9,465,789
LIABILITIES
Assets sold under agreements to repurchase	3,981,761	6,348,192	5,364,551
Mortgage loan participation and sale agreements	93,117	-	-
Exchangeable senior notes	195,333	444,525	248,958
Notes payable secured by credit risk transfer and mortgage servicing assets	1,810,845	1,967,526	1,370,074
Asset-backed financing of a variable interest entity at fair value	212,170	232,565	270,077
Interest-only security payable at fair value	14,981	14,134	26,356
Assets sold to PennyMac Financial Services, Inc. under agreement to repurchase	90,101	99,766	118,716
Derivative liabilities	140,201	462,639	22,454
Firm commitment to purchase credit risk transfer securities at fair value	191,193	409,649	-
Accounts payable and accrued liabilities	48,735	40,534	36,373
Due to PennyMac Financial Services, Inc.	44,329	56,223	34,695
Income taxes payable	15,451	12,067	21,873
Liability for losses under representations and warranties	10,225	7,300	7,728
Total liabilities	6,848,442	10,095,120	7,521,855
SHAREHOLDERS' EQUITY
Preferred shares of beneficial interest	299,707	299,707	299,707
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 99,275,258, 99,841,390, and 78,607,436 common shares, respectively	993	998	786
Additional paid-in capital	2,119,577	2,126,264	1,647,186
Accumulated deficit	(185,000)	(603,601)	(3,745)
Total shareholders' equity	2,235,277	1,823,368	1,943,934
Total liabilities and shareholders' equity	$9,083,719	$11,918,488	$9,465,789

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Quarterly Periods Ended
	June 30, 2020	March 31, 2020	June 30, 2019
	(in thousands, except per share amounts)
Investment Income (Loss)
Net gain (loss) on investments	$488,934	$(815,131)	$87,754
Net loan servicing fees:
From nonaffiliates
Contractually specified	106,951	97,396	67,934
Other fees	11,887	7,191	6,408
Servicing fees	118,838	104,587	74,342
Change in fair value of mortgage servicing rights	(170,848)	(627,201)	(183,467)
Hedging results	(50,650)	767,186	55,536
	(102,660)	244,572	(53,589)
Net gain on loans acquired for sale:	162,214	48,775	34,244
Loan origination fees	25,208	23,928	17,630
Interest income	40,812	72,123	71,793
Interest expense	61,048	81,068	65,896
Net interest (expense) income	(20,236)	(8,945)	5,897
Results of real estate acquired in settlement of loans	2,856	32	2,075
Other	2,005	252	2,390
Net investment income (loss)	558,321	(506,517)	96,401
Expenses
Earned by PennyMac Financial Services, Inc.:
Loan fulfillment fees	52,815	41,940	29,590
Loan servicing fees	15,533	14,521	11,568
Management fees	8,288	9,055	8,832
Loan origination	4,468	4,249	3,118
Safekeeping	1,905	1,658	1,000
Professional services	1,492	1,496	1,733
Loan collection and liquidation	864	750	1,247
Compensation	1,200	519	1,771
Other	3,693	3,720	4,172
Total expenses	90,258	77,908	63,031
Income (Loss) before provision for (benefit from) income taxes	468,063	(584,425)	33,370
Provision for (benefit from) income taxes	3,443	10,248	(10,863)
Net income (loss)	464,620	(594,673)	44,233
Dividends on preferred shares	6,235	6,234	6,234
Net income (loss) attributable to common shareholders	$458,385	$(600,907)	$37,999
Earnings per share
Basic	$4.59	$(5.99)	$0.52
Diluted	$4.51	$(5.99)	$0.50
Weighted average shares outstanding
Basic	99,689	100,245	73,425
Diluted	101,592	100,245	81,892
Dividends declared per common share	$0.40	$0.25	$0.47